Exhibit 99.1

Texas Pacific Land Corporation Moves Annual Meeting to All-Virtual Format in Wake of Surge in COVID-19 Cases in the U.S.

DALLAS (December 23, 2021) – Texas Pacific Land Corporation (NYSE: TPL) (“TPL Corporation” or the “Company”) today announced that in light of the recent surge in COVID-19 cases associated with the Omicron variant of the virus, the Company will hold its upcoming Annual Meeting (the “Annual Meeting”) in an entirely virtual format. The Annual Meeting is scheduled to be held on December 29, 2021, at 2:00 p.m. Central time.

A live audio and video of the Annual Meeting will be transmitted via a virtual platform. Information about how to access the virtual meeting can be found in the Company’s revised proxy statement, which is available at SEC.gov. Stockholders will need to visit https://web.lumiagm.com/260628927 and enter the control number included in the Notice of Internet Availability or proxy card that they should receive by mail. Stockholders who access the Annual Meeting online will be able to watch and listen to the meeting and vote online.

Stockholders who wish to still vote their shares in person may do so at the Omni Dallas Hotel, 555 Lamar Street, Dallas, Texas 75202. A live audio and video feed will be available, but the meeting will not be held in person.

Stockholders who have questions or who need assistance in voting their shares or accessing the virtual platform should contact the Company’s proxy solicitor, MacKenzie Partners, at (212) 929-5500 or Toll-Free (800) 322-2885.

The Company intends to provide an opportunity for stockholders to meet in-person with members of the Board of Directors and management when it is safe to do so.

About Texas Pacific Land Corporation

Texas Pacific Land Corporation is one of the largest landowners in the State of Texas with approximately 880,000 acres of land in West Texas, with the majority of its ownership concentrated in the Permian Basin. The Company is not an oil and gas producer, but its surface and royalty ownership allow revenue generation through the entire value chain of oil and gas development, including through fixed fee payments for use of our land, revenue for sales of materials (caliche) used in the construction of infrastructure, providing sourced water and treated produced water, revenue from our oil and gas royalty interests, and revenues related to saltwater disposal on our land. The Company also generates revenue from pipeline, power line and utility easements, commercial leases and seismic and temporary permits related to a variety of land uses including midstream infrastructure projects and hydrocarbon processing facilities.

Additional Information

In connection with the 2021 Annual Meeting, the Company filed a definitive proxy statement with the SEC on October 4, 2021, an Amendment No. 1 to the definitive proxy statement with the SEC on October 22, 2021, and a revised definitive proxy statement with the SEC on December 7, 2021. The definitive proxy statement, Amendment No. 1, and the revised definitive proxy statement, as well as the form of proxy, have been made available to the Company’s stockholders. Stockholders are urged to read the definitive proxy statement, as amended and revised, and any other documents filed by the Company with the SEC in connection with the 2021 Annual Meeting because they contain important information. Stockholders are able to obtain, for free, copies of documents filed with the SEC at the SEC’s website at http://www.sec.gov.

Contacts

Investor Relations

IR@texaspacific.com

Media Relations

Abernathy MacGregor

Sydney Isaacs / Jeremy Jacobs

SRI@abmac.com / JRJ@abmac.com

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